Exhibit 99.1

Baker Hughes Company Announces Second Quarter 2022 Results
•Orders of $5.9 billion for the quarter, down 14% sequentially and up 15% year-over-year.
•Revenue of $5.0 billion for the quarter, up 4% sequentially and down 2% year-over-year.
•GAAP operating loss of $25 million for the quarter, down $304 million sequentially and down $219 million year-over-year.
•Adjusted operating income (a non-GAAP measure) of $376 million for the quarter, up 8% sequentially and up 13% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $651 million for the quarter, up 4% sequentially and up 6% year-over-year.
•GAAP loss per share of $(0.84) for the quarter which included $0.95 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.11.
•Cash flows generated from operating activities were $321 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $147 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
LONDON & HOUSTON (July 20, 2022) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the second quarter of 2022.

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Orders	$5,860	$6,837	$5,093	(14)%	15%
Revenue	5,047	4,835	5,142	4%	(2)%
Operating income (loss)	(25)	279	194	U	U
Adjusted operating income (non-GAAP)	376	348	333	8%	13%
Adjusted EBITDA (non-GAAP)	651	625	611	4%	6%
Net income (loss) attributable to Baker Hughes	(839)	72	(68)	U	U
Adjusted net income (non-GAAP) attributable to Baker Hughes	114	145	83	(21)%	37%
EPS attributable to Class A shareholders	(0.84)	0.08	(0.08)	U	U
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.11	0.15	0.10	(26)%	11%
Cash flow from operating activities	321	72	506	F	(37)%
Free cash flow (non-GAAP)	147	(105)	385	F	(62)%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“Our second quarter results were mixed as each product company navigated a different set of challenges ranging from component shortages and supply chain inflation to the suspension of our Russian operations. While OFS and TPS are managing the current situation fairly well, OFE and DS have both had more difficulty. I would like to thank our team for their continued efforts and commitment to deliver for our customers and execute on our strategy through these volatile times,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look to the second half of 2022 and into 2023, the oil markets face an unusual set of circumstances and challenges. On one hand, the demand outlook for the next 12 to 18 months is deteriorating, as inflation erodes consumer purchasing power and central banks aggressively raise interest rates to combat inflation. On the other hand, due to years of underinvestment globally and the potential need to replace Russian barrels, broader supply constraints can realistically keep commodity prices at elevated levels even in a scenario of moderate demand destruction. As a result, we believe the outlook for oil prices remains volatile, but still supportive of strong activity levels as higher spending is required to re-order the global energy map and likely offsets demand destruction in most recessionary scenarios.”

“Baker Hughes is preparing for all of these scenarios and will continue to execute on our long-term strategy. If commodity prices remain resilient as we expect, our portfolio is well positioned to benefit from a strong LNG cycle and a multi-year upstream spending cycle. We will also continue to invest in our energy transition and industrial initiatives, while also returning 60 to 80% of free cash flow to shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Quarter Highlights
Supporting our Customers

The OFS segment saw continued customer interest in its electrical submersible pumps (ESPs) and artificial lift solutions. OFS secured an exclusive three year contract to provide ESPs for an operator in the Permian Delaware Basin for existing wells as well as ESPs for approximately 250 new wells through 2025. The contract enables the customer to advance development of its Permian assets while reducing overall operating costs through improved ESP performance, field service and equipment delivery.

OFS also secured a four-year contract to provide artificial lift solutions for the Missan Field in Iraq. The contract includes the supply of electrical submersible pumps (ESP), surface equipment and dedicated field services. The ESPs will be utilized to maximize oil recovery and extend system run-life in harsh environments.

The TPS segment continued to have another strong quarter of LNG leadership. TPS secured a major contract from Bechtel to provide seven mid-scale LNG trains to support the Stage 3 expansion project of Cheniere’s Corpus Christi Liquefaction facility (CCL). Each train is comprised of two electric motor-driven compressors producing approximately 1.5 MTPA of LNG, totaling approximately 10.5 MTPA of production capacity. This award builds on the strong relationship between Baker Hughes and Cheniere since 2012, as we currently provide all liquefaction equipment for Cheniere’s Corpus Christi and Sabine Pass projects.

Also in LNG, TPS continued to support New Fortress Energy’s (NFE) “Fast LNG” facilities project with a contract for two main refrigerant turbocompressor strings in offshore. Each turbocompressor will feature one LM6000PF+ gas turbine. NFE will deploy Baker Hughes’ technology in various offshore projects across the globe, helping to secure overall LNG supply for NFE’s customer base.

TPS was awarded a contract from Samsung Engineering (SECL) to supply 14 electric motor driven compressors (EMCC) to support gas processing for Saudi Aramco’s Jafurah unconventional gas field project, the largest non-associated gas field in the Kingdom of Saudi Arabia. For this project, Baker Hughes will leverage its local compressor packaging facility in Modon, supporting the Kingdom’s in-country total value add program.

TPS was awarded a contract by a subsidiary of Tellurian Inc., to provide electric-powered Integrated Compressor Line (ICL) technology and turbomachinery equipment for a natural gas transmission project in southwest Louisiana. The Driftwood pipeline project will be the first North American application of Baker Hughes’ ICL technology - the project is expected to supply upwards of 5.5 billion cubic feet of natural gas daily, with virtually no emissions. The project will initially include four ICL compressors and other turbomachinery equipment for the compressor trains, as well as a LM6000PF+ gas turbine for backup power for the initial phase of the pipeline project.

The OFE segment continued to gain momentum internationally with its offshore flexible pipe technology, securing several large contracts with multiple customers across the Americas and the Middle East. OFE will provide flexible pipe systems and services, including risers, flowlines and jumpers, to improve oil recovery and help to extend field life and profitability. In addition, OFE continued to find new sustainable applications for its onshore flexible pipe technology, deploying it for the first time as part of a CO2 district heating and cooling system.

The DS segment continued to gain traction in the aerospace sector for industrial asset inspection solutions. Waygate Technologies secured several multi-year contracts with aircraft manufacturers in North America and China for its industrial inspection services as well as ultrasonic inspection equipment. Waygate’s solutions will be used to inspect additive-printed parts and components to ensure structural integrity and material durability, which is also critical for the growing electric mobility segment.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results

Executing on Priorities and Leading with Innovation

OFS continued to maintain its strategic market leadership in Saudi Arabia, securing its third contract with Aramco in the past two quarters for Integrated Well Services & Solutions (IWS&S). IWS&S’s integrated model helps optimize project performance and value by combining project management expertise, a comprehensive technology portfolio, and service delivery for the customer.

Baker Hughes continued to support its customers as they work towards their net-zero ambitions. TPS secured an important upgrade contract with Société pour la Construction du Gazoduc Transtunisien (SCOGAT), part of the Trans Tunisian Pipeline Company (TTPC), for two compression stations in Tunisia. The project will replace three gas turbines from Single Annular Combustor (SAC) to Dry Low Emission (DLE) turbines, contributing to a significant reduction of NOx in ISO conditions compared to the previous solutions installed and supporting the customer in meeting its emission reduction targets.

TPS continued to support the growth of the hydrogen economy. TPS secured a contract with Air Products to supply advanced compression technology for production of green ammonia for the NEOM Green Hydrogen Company in the Kingdom of Saudi Arabia. When completed, NEOM will be the world’s largest single-line ammonia and the first full scale green ammonia plant. The order is part of the companies’ previously announced hydrogen collaboration agreement in 2021 and leverages Baker Hughes’ broad experience and references in supplying syngas and ammonia compressors.

DS gained traction with its emissions management portfolio of technologies. Following a memorandum of understanding signed in February with the Egyptian General Petroleum Corporation (EGPC), DS secured a contract with Petrosafe, an EGPC subsidiary, for the first deployment of flare.IQ technology to reduce emissions in refining operations in the country. The deployment will be implemented at the APC Refinery in Alexandria, supporting Egypt’s low-carbon strategy and tackling emissions in the sector as the country prepares to host COP27 in November.

DS saw continued interest for its condition monitoring systems and services in the industrial sector. Bently Nevada secured a contract to upgrade the machinery protection systems for critical machines at a steel plant in the Middle East. The contract includes Bently Nevada’s latest Orbit 60 system which will provide the customer with reliable protection and enable advanced condition monitoring of critical assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Oilfield Services	$2,669	$2,531	$2,359	5%	13%
Oilfield Equipment	723	739	681	(2)%	6%
Turbomachinery & Process Solutions	1,858	3,000	1,513	(38)%	23%
Digital Solutions	609	567	540	7%	13%
Total	$5,860	$6,837	$5,093	(14)%	15%
Orders for the quarter were $5,860 million, down 14% sequentially and up 15% year-over-year. The sequential decrease was a result of lower order intake in Turbomachinery & Process Solutions and Oilfield Equipment, partially offset by an increase in Oilfield Services and Digital Solutions. Sequentially, equipment orders were down 37% and service orders were up 14%.
Year-over-year, the increase in orders was a result of higher order intake in all segments. Year-over-year equipment orders were up 17% and service orders were up 14%.
The Company's total book-to-bill ratio in the quarter was 1.2; the equipment book-to-bill ratio in the quarter was 1.2.
Remaining Performance Obligations (RPO) in the second quarter ended at $24.3 billion, a decrease of $1.5 billion from the first quarter of 2022. Equipment RPO was $8.8 billion, down 11%. Services RPO was $15.5 billion, down 3% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Oilfield Services	$2,689	$2,489	$2,358	8%	14%
Oilfield Equipment	541	528	637	2%	(15)%
Turbomachinery & Process Solutions	1,293	1,345	1,628	(4)%	(21)%
Digital Solutions	524	474	520	11%	1%
Total	$5,047	$4,835	$5,142	4%	(2)%
Revenue for the quarter was $5,047 million, an increase of 4%, sequentially. The increase in revenue was driven by higher volume in Digital Solutions, Oilfield Services, and Oilfield Equipment, partially offset by lower volume in Turbomachinery & Process Solutions.
Compared to the same quarter last year, revenue was down 2%, driven by lower volume in Turbomachinery & Process Solutions and Oilfield Equipment, partially offset by higher volume in Oilfield Services and Digital Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Oilfield Services	$261	$221	$171	18%	52%
Oilfield Equipment	(12)	(8)	28	(55)%	U
Turbomachinery & Process Solutions	218	226	220	(4)%	(1)%
Digital Solutions	18	15	25	21%	(28)%
Total segment operating income	485	453	444	7%	9%
Corporate	(108)	(105)	(111)	(3)%	2%
Inventory impairment	(31)	—	—	U	U
Restructuring, impairment & other	(362)	(61)	(125)	U	U
Separation related	(9)	(9)	(15)	—%	40%
Operating income (loss)	(25)	279	194	U	U
Adjusted operating income*	376	348	333	8%	13%
Depreciation & amortization	275	277	278	(1)%	(1)%
Adjusted EBITDA*	$651	$625	$611	4%	6%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the second quarter of 2022 was $25 million. Operating income decreased $304 million sequentially and decreased $219 million year-over-year. Total segment operating income was $485 million for the second quarter of 2022, up 7% sequentially and up 9% year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2022 was $376 million, which excludes adjustments totaling $402 million before tax. Included in these adjustments was a $365 million charge related to the suspension of substantially all of Baker Hughes' operations in Russia, which are either prohibited under applicable sanctions or unsustainable in the current environment. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the second quarter of 2022 was up 8% sequentially, primarily driven by higher volume in Oilfield Services and Digital Solutions. Adjusted operating income was up 13% year-over-year driven by volume and margin expansion in Oilfield Services, partially offset by lower volume in Turbomachinery & Process Solutions and Oilfield Equipment, and margin contraction in Digital Solutions.
Depreciation and amortization for the second quarter of 2022 was $275 million.
Adjusted EBITDA (a non-GAAP measure) for the second quarter of 2022 was $651 million, which excludes adjustments totaling $402 million before tax. See Table 1b in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted EBITDA for the second quarter was up 4% sequentially and up 6% year-over-year.
Corporate costs were $108 million in the second quarter of 2022, up 3% sequentially and down 2% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Other Financial Items

Income tax expense in the second quarter of 2022 was $182 million.

Other non-operating loss in the second quarter of 2022 was $570 million. Included in other non-operating loss are $426 million of losses related to the Oilfield Services business in Russia which was classified as held for sale at the end of the second quarter, an $85 million loss from the net change in fair value of our investment in ADNOC Drilling, and a $38 million loss from the net change in fair value of our investment in C3 AI.

GAAP diluted earnings per share was $(0.84). Adjusted diluted earnings per share was $0.11. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."

Cash flow from operating activities was $321 million for the second quarter of 2022. Free cash flow (a non-GAAP measure) for the quarter was $147 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $174 million for the second quarter of 2022.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Revenue	$2,689	$2,489	$2,358	8%	14%
Operating income	$261	$221	$171	18%	52%
Operating income margin	9.7%	8.9%	7.3%	0.8pts	2.4pts
Depreciation & amortization	$201	$201	$195	—%	3%
EBITDA*	$462	$422	$366	9%	26%
EBITDA margin*	17.2%	16.9%	15.5%	0.2pts	1.6pts
Oilfield Services (OFS) revenue of $2,689 million for the second quarter increased by $200 million, or 8%, sequentially.
North America revenue was $857 million, up 9% sequentially. International revenue was $1,832 million, an increase of 8% sequentially, driven by higher revenues in Sub Saharan Africa, Latin America, Europe, and the Middle East, partially offset by lower revenues in Russia Caspian.
Segment operating income before tax for the quarter was $261 million. Operating income for the second quarter was up $40 million, or 18% sequentially, primarily driven by higher volume and price, partially offset by cost inflation.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Orders	$723	$739	$681	(2)%	6%
Revenue	$541	$528	$637	2%	(15)%
Operating income (loss)	$(12)	$(8)	$28	(55)%	U
Operating income margin	(2.3)%	(1.5)%	4.3%	(0.8)pts	(6.6)pts
Depreciation & amortization	$20	$21	$26	(2)%	(22)%
EBITDA*	$8	$13	$53	(38)%	(85)%
EBITDA margin*	1.4%	2.4%	8.4%	(0.9)pts	(6.9)pts
Oilfield Equipment (OFE) orders of $723 million were up $43 million, or 6% year-over-year, driven by higher order intake in Flexibles, Services, and Surface Pressure Control, partially offset by lower orders in Subsea Production Systems and the removal of Subsea Drilling Services from consolidated OFE operations. Equipment orders were up $16 million, or 3%, and services orders were up $26 million, or 13% year-over-year.
*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
OFE revenue of $541 million for the quarter decreased $95 million, or 15%, year-over-year. The decrease was driven by lower volume in Subsea Production Systems and Surface Pressure Control Projects, and from the removal of Subsea Drilling Services from consolidated OFE operations. These decreases were partially offset by higher volume in Services and Flexibles.
Segment operating loss before tax for the quarter was $12 million, a decline of $40 million year-over-year, driven by lower volume and lower cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Orders	$1,858	$3,000	$1,513	(38)%	23%
Revenue	$1,293	$1,345	$1,628	(4)%	(21)%
Operating income	$218	$226	$220	(4)%	(1)%
Operating income margin	16.8%	16.8%	13.5%	0.1pts	3.3pts
Depreciation & amortization	$29	$29	$30	2%	(3)%
EBITDA*	$247	$255	$250	(3)%	(1)%
EBITDA margin*	19.1%	18.9%	15.4%	0.2pts	3.8pts
Turbomachinery & Process Solutions (TPS) orders of $1,858 million were up $346 million, or 23% year-over-year. Equipment orders were up $215 million, or 38% and service orders were up $131 million, or 14%.
TPS revenue of $1,293 million for the quarter decreased $335 million, or 21%, year-over-year. The decrease was primarily driven by lower equipment and projects volume. Equipment revenue in the quarter represented 42% of TPS revenue, and service revenue represented 58% of TPS revenue.
Segment operating income before tax for the quarter was $218 million, down $2 million, or 1%, year-over-year. The decrease was driven by volume, partially offset by higher services mix.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	June 30, 2022	March 31, 2022	June 30, 2021	Sequential	Year-over-year
Orders	$609	$567	$540	7%	13%
Revenue	$524	$474	$520	11%	1%
Operating income	$18	$15	$25	21%	(28)%
Operating income margin	3.4%	3.2%	4.8%	0.3pts	(1.4)pts
Depreciation & amortization	$20	$22	$22	(9)%	(11)%
EBITDA*	$38	$37	$47	3%	(20)%
EBITDA margin*	7.2%	7.7%	9.1%	(0.5)pts	(1.9)pts
Digital Solutions (DS) orders of $609 million were up $69 million, or 13%, year-over-year, driven by higher order intake in the Process and Pipeline Services, Bently Nevada, Precision Sensors and Instrumentation, and Waygate Technologies businesses, partially offset by lower order intake in the Nexus Controls businesses.
DS revenue of $524 million for the quarter increased $4 million, or 1%, year-over-year, primarily driven by higher volume in the Process and Pipeline Services and Waygate Technologies businesses, partially offset by lower volume in the Bently Nevada and Nexus Controls businesses.
Segment operating income before tax for the quarter was $18 million, down $7 million, or 28%, year-over-year. The decrease year-over-year was primarily driven by lower cost productivity and cost inflation.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Operating income (loss) (GAAP)	$(25)	$279	$194
Separation related	9	9	15
Restructuring, impairment & other	362	61	125
Inventory impairment	31	—	—
Total operating income adjustments	402	70	139
Adjusted operating income (non-GAAP)	$376	$348	$333
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$(839)	$72	$(68)
Net income (loss) attributable to noncontrolling interests	2	8	(9)
Provision for income taxes	182	107	143
Interest expense, net	60	64	65
Other non-operating loss, net	570	28	63
Operating income (loss)	(25)	279	194

Depreciation & amortization	275	277	278
EBITDA (non-GAAP)	250	555	472
Total operating income adjustments (1)	402	70	139
Adjusted EBITDA (non-GAAP)	$651	$625	$611
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results

Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$(839)	$72	$(68)
Total operating income adjustments (1)	402	70	139
Other adjustments (non-operating) (2)	580	19	71
Tax on total adjustments	(22)	(12)	(19)
Total adjustments, net of income tax	959	77	191
Less: adjustments attributable to noncontrolling interests	7	3	40
Adjustments attributable to Baker Hughes	953	74	151
Adjusted net income attributable to Baker Hughes (non-GAAP)	$114	$145	$83

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,010	948	811
Adjusted earnings per Class A share - diluted (non-GAAP)	$0.11	$0.15	$0.10
(1)See Table 1a for the identified adjustments to operating income.
(2)2Q'22 includes losses related to the OFS business in Russia which was classified as held for sale and losses from the net change in fair value of our investments in ADNOC Drilling and C3 AI. 1Q'22 included a gain from the change in fair value of our investment in ADNOC Drilling, partially offset by a loss from the change in fair value of our investment in C3 AI. 2Q'21 primarily due to a non-recurring charge for a loss contingency related to certain tax matters and losses from the net change in fair value of our investment in C3 AI.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Cash flow from operating activities (GAAP)	$321	$72	$506
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(174)	(177)	(121)
Free cash flow (non-GAAP)	$147	$(105)	$385
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Revenue	$5,047	$5,142	$9,882	$9,924
Costs and expenses:
Cost of revenue	4,077	4,166	7,943	8,090
Selling, general and administrative	624	642	1,245	1,229
Restructuring, impairment and other	362	125	423	205
Separation related	9	15	18	42
Total costs and expenses	5,072	4,948	9,629	9,566
Operating income (loss)	(25)	194	253	358
Other non-operating loss, net	(570)	(63)	(597)	(689)
Interest expense, net	(60)	(65)	(124)	(138)
Income (loss) before income taxes	(655)	66	(468)	(469)
Provision for income taxes	(182)	(143)	(289)	(213)
Net loss	(837)	(77)	(757)	(682)
Less: Net income (loss) attributable to noncontrolling interests	2	(9)	10	(162)
Net loss attributable to Baker Hughes Company	$(839)	$(68)	$(767)	$(520)

Per share amounts:
Basic and diluted loss per Class A common stock	$(0.84)	$(0.08)	$(0.79)	$(0.67)

Weighted average shares:
Class A basic & diluted	1,001	806	970	773

Cash dividend per Class A common stock	$0.18	$0.18	$0.36	$0.36

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,928	$3,853
Current receivables, net	5,572	5,651
Inventories, net	4,052	3,979
All other current assets	1,647	1,582
Total current assets	14,199	15,065
Property, plant and equipment, less accumulated depreciation	4,531	4,877
Goodwill	5,741	5,959
Other intangible assets, net	4,049	4,131
Contract and other deferred assets	1,547	1,598
All other assets	3,686	3,678
Total assets	$33,753	$35,308
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,764	$3,745
Current portion of long-term debt	34	40
Progress collections and deferred income	3,289	3,232
All other current liabilities	2,288	2,111
Total current liabilities	9,375	9,128
Long-term debt	6,625	6,687
Liabilities for pensions and other employee benefits	996	1,110
All other liabilities	1,671	1,637
Equity	15,086	16,746
Total liabilities and equity	$33,753	$35,308

Outstanding Baker Hughes Company shares:
Class A common stock	1,012	909
Class B common stock	7	117

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2022	2022	2021
Cash flows from operating activities:
Net loss	$(837)	$(757)	$(682)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	275	551	570
Loss on assets held for sale	426	426	—
Loss on equity securities	123	112	815
Other asset impairments	72	72	22
Working capital	12	(81)	571
Other operating items, net	250	70	(112)
Net cash flows from operating activities	321	393	1,184
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(174)	(351)	(301)
Other investing items, net	10	(79)	171
Net cash flows used in investing activities	(164)	(430)	(130)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(4)	(15)	(45)
Repayment of commercial paper	—	—	(832)
Dividends paid	(182)	(354)	(280)
Distributions to GE	(1)	(15)	(95)
Repurchase of Class A common stock	(226)	(462)	—
Other financing items, net	14	(22)	(33)
Net cash flows used in financing activities	(399)	(868)	(1,285)
Effect of currency exchange rate changes on cash and cash equivalents	(21)	(20)	12
Decrease in cash and cash equivalents	(263)	(925)	(219)
Cash and cash equivalents, beginning of period	3,191	3,853	4,132
Cash and cash equivalents, end of period	$2,928	$2,928	$3,913
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$152	$282	$48
Interest paid	$92	$140	$157

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, July 20, 2022, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2021; the Company's subsequent quarterly report on Form 10-Q for the quarterly period ended March 31, 2022; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2022 Results
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com